FOR IMMEDIATE RELEASE

Contact: Jerome Lande MMI Investments, L.P. Tel: (212) 586-4333 Fax: (212) 586-0340

PRESS RELEASE

ISS RECOMMENDS A VOTE FOR MMI’S STOCKHOLDER VALUE PROPOSAL AT UPCOMING
NDCHEALTH (NYSE: NDC) ANNUAL MEETING

•	ANALYSIS FINDS “SHAREHOLDER APPROVAL OF MMI’S PROPOSAL WILL SEND A STRONG MESSAGE TO MANAGEMENT AND THE BOARD THAT CONTINUED DIMINUTION OF STOCKHOLDER VALUE WILL NOT BE TOLERATED.”

NEW YORK, October 12, 2004 – MMI Investments, L.P. (MMI) today announced that Institutional Shareholders Services, Inc. (ISS), a leading independent provider of proxy voting advice to the institutional investment community, recommended that stockholders of NDCHealth Corporation (NYSE: NDC) vote FOR MMI’s Stockholder Value Proposal at NDC’s October 28th Annual Meeting.

MMI’s Stockholder Value Proposal requests that, due to the prolonged poor performance of NDC’s stock and the failure of Management’s “Eight-Quarter Plan”, NDC’s Board engage a leading investment bank to analyze and provide a written report to the Board on all strategic alternatives available to maximize stockholder value.

Noting that ISS’s analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries, Clay Lifflander, President of MMI’s General Partner, commented: “We are pleased that ISS supports our proposal, and expect that others will reach the same conclusion as ISS: that ‘shareholder approval of [the] proposal will send a strong message to management and the board that continued diminution of stockholder value will not be tolerated.’"

ISS noted that “NDC clearly has underperformed the market and its peers over the past five years,” and that “the poor share price performance raises a red flag of a potential pay-for-performance disconnect.” The analysis also noted that the company’s performance data in its proxy statement for the Annual Meeting are “somewhat misleading” by failing to reflect the significant decline in stock price after the close of the 2004 fiscal year.

Mr.Lifflander further noted that “As stockholders consider their vote on the Stockholder Value Proposal, they should consider another important ISS finding: ‘because of the antitakeover profile of the company (which has a staggered board and poison pill amongst other shareholder-unfriendly features) the shareholder proposal process is one of the only means for shareholders to voice their displeasure at the direction of the company, or to help to effect change at the company.’"

Mr. Lifflander continued, “As the owners of almost 10% of NDC’s stock, we are deeply concerned about the company’s prolonged poor performance. We and the other NDC stockholders deserve better than a continuation of NDC’s version of business as usual. We expect that once in possession of a clear, independent analysis of the alternatives, the Board will agree.”

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